EXHIBIT 4.2
                                                     ------------
              CERTIFICATE OF DESIGNATIONS OF
          6% CONVERTIBLE SERIES C PREFERRED STOCK
                            OF
                 CADIZ LAND COMPANY, INC.

              Pursuant to Section 151 of the
     General Corporation Law of the State of Delaware

     CADIZ LAND COMPANY, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies that, pursuant to (i) the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, (ii) the provisions of Section 151 of said
General Corporation Law, and (iii) the resolutions unanimously adopted by the Board of Directors of the Corporation by action taken by unanimous written consent on September 10, 1996, the Board of Directors duly adopted resolutions providing for authorization for issuance of 365 shares of the Corporation's Preferred Stock, par value $.01 per share, designated 6% Convertible Series C Preferred
Stock, which resolutions are as follows:

          RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by the Certificate of
     Incorporation, the Board of Directors does hereby authorize for issuance three hundred sixty five (365) shares of Preferred Stock, par value $.01 per share, of the Corporation, to be designated "6% Convertible Series C
     Preferred Stock" (hereinafter "Series C
     Preferred Stock") of the presently authorized shares of Preferred Stock. The voting powers, designations, preferences, and other rights of the Series C Preferred Stock authorized hereunder and the qualifications, limitations and restrictions of such preferences and rights are as follows:

          1.   RANKING.  The Series C Preferred
     Stock shall, with respect to the payment of dividends and upon liquidation, dissolution, or winding up, rank (1) senior and prior to the Corporation's Common Stock, $0.01 par value per share (the "Common Stock"), and all other capital stock issued by the Corporation and designated as junior to the Series C
     Preferred Stock (collectively herein called the "Junior Securities"), and (2) on a parity with any other class or series of Preferred
     Stock of the Corporation (the "Parity
     Securities"). The Corporation shall not issue any capital stock, or any class or series, which shall rank senior to the Series C
     Preferred Stock with respect to the payment of dividends, redemption or other purchase of capital stock or upon liquidation, dissolution, or winding up.

          2.   DIVIDENDS.  (a)  The holders of
     outstanding shares of Series C Preferred Stock shall be entitled to receive cumulative dividends through the date of conversion or redemption, as the case may be. Such dividends shall be payable at the option of the Corporation in the form of either (i) cash; or (ii) fully paid and nonassessable shares of Common Stock (valued, for purposes of this Section 2 only, at the Conversion
     Price in effect on the date of payment of such dividend, as defined in Section 6 hereof) at an annual rate, commencing immediately following issuance, equal to Six Hundred
     Dollars ($600.00) per share of Series C
     Preferred Stock. Such dividends shall be payable only upon conversion of the shares of Series C Preferred Stock. Dividends payable on the Series C Preferred Stock for any period less than a full year shall be computed on the basis of the actual number of days elapsed in a year of 365 days. All Common
     Stock which may be issued as a dividend with respect to the Series C Preferred Stock will thereupon be duly authorized, validly issued, fully paid and nonassessable and free of all liens and charges.

          (b)  Dividends on Series C Preferred
     Stock shall be fully cumulative and shall accrue (whether or not accrued or declared) from the date of issuance. All dividends on the Series C Preferred Stock shall be declared by the Board and paid by the Corporation to the fullest extent permitted by law. Holders of Series C Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends. The Corporation may deduct and withhold from dividends on Series C
     Preferred Stock any amounts required to be deducted or withheld by the Corporation under applicable law. Except as provided above, no interest or sum of money in lieu of interest shall be payable in respect of any accumulated unpaid dividends.

          (c)  In no event, so long as any shares
     of Series C Preferred Stock are outstanding, shall any dividend whatsoever be paid or declared, nor shall any other distribution be made (either in cash or property) on or in respect of, nor shall any moneys or property be expended for the redemption, retirement, purchase or other acquisition of, outstanding shares of Junior Securities by the Corporation, nor shall any moneys or property be paid into or set apart, or made available for a sinking fund for the purchase or redemption of any shares of Junior Securities.
     The provisions of the preceding sentence shall not apply to a dividend payable in shares of stock ranking junior to shares of Series C
     Preferred Stock both in respect of the payment of dividends and in respect of all payments upon liquidation, dissolution or winding up of the Corporation.

          3.   LIQUIDATION PREFERENCE.  In the
     event of any voluntary or involuntary
     liquidation, dissolution, or winding up of the affairs of the Corporation, then, before any distribution or payment shall be made to the holders of any Junior Securities, and subject to the rights of creditors, the holders of Series C Preferred Stock shall be entitled to be paid out of the assets of the Corporation in an amount in cash equal to $10,000 for each share outstanding (which amount is hereinafter referred to as the "Liquidation Preference"), together with accrued and unpaid dividends payable thereon to the date fixed for payment of such distribution. If the assets of the Corporation are not sufficient to pay in full the Liquidation Preference as well as any liquidation preference to holders of Parity
     Securities, then the holders of the Series C
     Preferred Stock and Parity Securities shall share ratably in such distribution of assets in accordance with the amount which would have been payable on such distribution if the amounts to which such holders were entitled were paid in full. Except as provided in this paragraph 3, holders of Series C Preferred
     Stock shall not be entitled to any
     distribution in the event of liquidation, dissolution, or winding up of the affairs of the Corporation.

          4.   REDEMPTION.

               (a) At any time following the date
     of the original issuance of the Series C
     Preferred Stock the Corporation may redeem, subject to the provisions of this paragraph 4, out of funds legally available therefor, the whole or any part of the outstanding shares of Series C Preferred Stock at a price of $11,765.00 per share, plus accrued but unpaid dividends thereon through the date fixed for redemption. If less than all shares of Series
     C Preferred Stock are to be redeemed, the shares to be redeemed shall be selected by lot or pro rata as may be determined by the Board of Directors of the Corporation or by any other method as shall be determined by the Board of Directors in its sole discretion to be equitable.

               (b)  The Corporation shall cause to
     be mailed to each holder of Series C Preferred
     Stock, by overnight courier service or by first class mail, postage prepaid, mailed not fewer than 5 days nor more than 30 days prior to the date of redemption pursuant to subparagraph 4(a) above (the "Redemption
     Date"), at such holder's address as the same appears on the records of the Corporation (the
     "Redemption Notice") stating the date on which such redemption is to take place. Each such notice shall specify (i) the Redemption Date,
     (ii) the number of shares to be redeemed,
     (iii) the consideration payable with respect to such redemption, (iv) the place or places where certificates for such shares are to be surrendered for payment of such consideration, and (v) that shares may be converted at any time prior to the close of business on the Redemption Date. If less than all shares of Series C Preferred Stock represented by any certificate are redeemed, a new certificate, representing the unredeemed shares, shall be issued to the holder thereof.

               (c)  Notwithstanding anything in
     this paragraph 4 to the contrary, no shares of Series C Preferred Stock may be redeemed by the Corporation pursuant to subparagraph 4(a) above in the event that prior to the Redemption Date, the holder thereof shall have surrendered such shares to the Corporation for conversion in accordance with the provision of paragraph 6 hereof.

               (d)  Series C Preferred Stock which
     has been issued and reacquired in any manner, including shares purchased, redeemed, or converted shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued preferred stock undesignated as to series, and such shares may be redesignated and reissued as part of any series of preferred stock.

          5.   VOTING.  Except as provided herein
     or as otherwise from time to time provided by law, the holders of Series C Preferred Stock shall not be entitled to any voting rights as stockholders of the Corporation prior to conversion pursuant to Section 6 hereof.
     Notwithstanding the foregoing, the following actions by the Corporation will require prior approval by the holders of a majority of the issued and outstanding shares of Series C
     Preferred Stock: (a) a change in the rights, preferences, privileges or restrictions relating to Series C Preferred Stock so as to adversely affect the holders of Series C
     Preferred Stock; and (b) an increase or
     decrease in the aggregate number of authorized shares of Series C Preferred Stock or an increase or decrease in the par value of shares of Series C Preferred Stock.

          6.   OPTIONAL CONVERSION.  Each share of
     Series C Preferred Stock may be converted at any time following issuance, at the option of the holder thereof, into fully paid and nonassessable shares of Common Stock, with the number of shares of Common Stock issuable per share of Series C Preferred Stock to be determined by dividing the Liquidation
     Preference by the conversion price (the
     "Conversion Price), which shall be equal to the lesser of (i) $5.8125 (the "Fixed
     Conversion Price") or (ii) eighty five percent
     (85%) of the average of the closing bid prices for the Corporation's Common Stock as reported by the Nasdaq National Market System over the ten trading day period ending on the day prior to submission of notice of conversion (the
     "Variable Conversion Price"). The following provisions shall apply to the conversion of shares of Series C Preferred Stock:

               (a)  Any holder of shares of Series
     C Preferred Stock electing to convert such shares into Common Stock may exercise the conversion right as to any part thereof by delivering to the office of the Corporation
     (or at such other place as the Corporation may designate by notice to the holders of shares of Series C Preferred Stock) during regular business hours, a written notice of conversion
     (the "Conversion Notice") which shall state
     (i) the number of shares of Series C Preferred
     Stock which the holder elects to convert; and
     (ii) subject to applicable securities laws, the name(s) in which the certificates representing the shares of Common Stock issuable upon conversion (the "Conversion
     Shares") are to be issued, and (iii) the telecopier number to which the Corporation shall telecopy its confirmation described below. Notice given by telecopier shall be deemed notice for purposes of this paragraph and shall be deemed given when receipt is acknowledged by transmit confirmation report.
     Immediately upon receipt of an Conversion
     Notice, the Corporation shall, by telecopier, confirm receipt thereof at the telecopier number included thereon, which confirmation shall set forth the number of Conversion
     Shares to be issued by the Corporation as a result of such conversion. The Conversion
     Notice shall be deemed accepted by the
     Corporation provided the holder surrenders, or causes any agent for the holder to surrender, the certificate or certificates for such shares duly endorsed to the Corporation in blank, or accompanied by instruments of transfer to the Corporation in blank, in form reasonably satisfactory to the Corporation, at any location set forth above, within seven (7) business days after delivery of the Conversion
     Notice. Provided that the certificate(s) are delivered in accordance with the preceding sentence, the conversion shall be deemed to have been effected on the date of delivery of the Conversion Notice by telecopier, and such date is referred to herein as the "Conversion
     Date." Within three (3) business days of receipt by the Corporation of the certificates for the shares of Series C Preferred Stock to be converted, the Corporation shall issue to such holder a certificate or certificates representing the number of Conversion Shares which such holder is entitled to receive together with a check or cash in respect of any fractional interest in a share of Common
     Stock as provided in Section 6(f) hereof.

               (b)  The Conversion Price shall be
     adjusted from time to time as follows:

                    i)   In case the Corporation
     shall (A) subdivide its outstanding shares of Common Stock (including by means of a dividend or distribution on the Common Stock payable in Common Stock), (B) combine its outstanding shares of Common Stock into a smaller number of shares, or (C) issue by capital reorganization or reclassification of its shares of Common Stock or otherwise (other than a subdivision or combination of its shares provided for above, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this
     Section 6) any shares of capital stock of the Corporation, the Fixed Conversion Price in effect immediately prior to such action shall be adjusted so that the holder of any shares of the Series C Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of capital stock of the Corporation which such holder would have owned immediately following such action had such shares of the Series C
     Preferred Stock been converted immediately prior thereto. An adjustment made pursuant to this subparagraph shall become effective retroactively immediately after the effective date in the case of a subdivision, combination or reclassification.

                    ii)  In case the Corporation
     shall, during the ten trading day period ending on the day prior to submission of any notice of conversion (A) subdivide its outstanding shares of Common Stock (including by means of a dividend or distribution on the Common Stock payable in Common Stock), (B) combine its outstanding shares of Common Stock into a smaller number of shares or, (C) issue by capital reorganization or reclassification of its shares of Common Stock or otherwise
     (other than a subdivision or combination of its shares provided for above, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this
     Section 6) any shares of capital stock of the Corporation, then, for purposes of calculating the Variable Conversion Price applicable to such conversion, the closing bid price for the Corporation's Common Stock as reported by the Nasdaq National Market System for any day prior to such action which falls within the ten trading day period ending on the day prior to submission of notice of conversion applicable to such conversion shall be adjusted to a price per share giving effect to such action.

                    iii) Whenever an adjustment in
     the Conversion Price is required, the
     Corporation shall forthwith place on file with its Secretary a statement signed by its Chairman of the Board, President or a Vice
     President and by its Secretary or Treasurer or one of its Assistant Secretaries or Assistant
     Treasurers, stating the adjusted Conversion
     Price determined as provided herein. Such statement shall set forth in reasonable detail such facts as shall be necessary to show the reason and the manner of computing such adjustment. Promptly after the adjustment of the Conversion Price, the Corporation shall mail a notice and copy of such statement to each holder of shares of Series C Preferred
     Stock.

                    iv)  In case of either (A) any
     reorganization, consolidation or merger to which the Corporation is a party, other than a reorganization, merger or consolidation in which the Corporation is the surviving or continuing corporation and which does not result in any reclassification of, or change
     (other than a change in par value or from par value to no par value or from no par value to par value, or as a result of a subdivision or combination) in, outstanding shares of Common
     Stock, or (B) any sale or conveyance to
     another corporation of all or substantially all of the assets of the Corporation, then the Corporation, or such successor corporation, as the case may be, shall make appropriate provision so that the holder of each share of Series C Preferred Stock then outstanding shall have the right to convert such shares of Series C Preferred Stock into the kind and amount of shares or other securities and property receivable upon such reorganization, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock into which such shares of Series C Preferred
     Stock might have been converted immediately prior to such reorganization, consolidation, merger, sale or conveyance, subject to adjustments which shall be as nearly equivalent as may be reasonably practicable to the adjustments provided for hereunder. The provisions of this subparagraph shall apply similarly to successive reorganizations, consolidations, mergers, sales or conveyances.

                    v)   No adjustment in the
     Conversion Price shall be required unless such adjustment would require an increase or decrease of at least five percent (5%) in such conversion price; provided, however, that any adjustment which by reason of this paragraph
     (v) is not required to be made shall be
     carried forward and taken into account in any subsequent adjustment.

               (c)  Any shares of Series C
     Preferred Stock which shall at any time have been converted shall resume the status of authorized but unissued shares of Preferred
     Stock, without designation as to series, until such shares are once more designated as part of a particular series by the Board of Directors. At all times, the Corporation shall reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the shares of the Series C Preferred Stock (including shares of Common Stock issuable in payment of dividends), such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series C
     Preferred Stock (including shares of Common
     Stock issuable in payment of dividends). All shares of Common Stock which shall be so issuable shall, when issued upon conversion of all or any portion of the Series C Preferred
     Stock, be duly and validly issued and fully paid and non assessable and free from all taxes, liens and charges with respect to the issuance thereof.

               (d)  The Corporation shall pay any
     and all issue or transfer (but not income) taxes that may be payable in respect of any issuance or delivery of shares of Common Stock on conversion of shares of Series C Preferred
     Stock pursuant hereto.

               (e)  Before taking any action that
     would result in the effective price of the shares of Common Stock issuable upon conversion of Series C Preferred Stock being less than the then par value of the Common
     Stock, the Corporation shall take any
     corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common
     Stock.

               (f)  The Corporation shall not be
     required to issue any fractional shares of Common Stock upon conversion of any Series C
     Preferred Stock, but in lieu thereof the Corporation may pay a cash amount determined by multiplying the fraction of a share otherwise issuable by the Fair Market Value of one share of Common Stock on the date such conversion is deemed to have been made hereunder. For purposes of this paragraph, the "Fair Market Value" of the Common Stock as of a particular date shall mean:

                    i)   If the Common Stock is
     listed or admitted to the unlisted trading privileges on any national or regional securities exchange on such date, then the last reported sale price regular way on such exchange on the last business day prior to such date;

                    ii)  If the Common Stock is not
     listed or admitted to unlisted trading
     privileges as provided in subparagraph i) and sales prices therefor in the over the counter market are reported by the Nasdaq National
     Market System or Nasdaq SmallCap Market on such date, then the last reported sales price so reported on the last business day prior to such date;

                    iii) If the Common Stock is not
     listed or admitted to unlisted trading
     privileges as provided in subparagraph i) and sales prices therefor are not reported by the Nasdaq National Market System or Nasdaq Small
     Cap Market as provided in subparagraph ii), and bid and asked prices therefor in the over the counter market are reported by Nasdaq (or, if not so reported, by the National Quotation
     Bureau Incorporated) on such date, then the average of the closing bid and asked prices regular way on the last business day prior to such date; or

                    iv)  If the Common Stock is not
     listed or admitted to unlisted trading
     privileges as provided in subparagraph i) and sales prices or bid and asked prices therefor are not reported by Nasdaq (or the National
     Quotation Bureau Incorporated) as provided in subparagraphs ii) and iii) on such date, then the value as determined in good faith by the Board.

               (g)  If a state of facts shall occur
     which, without being specifically controlled by the other provisions of this Section 6, would not fairly protect the conversion rights of the Series C Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors of the Corporation shall in good faith make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such conversion rights.

          7.   MANDATORY CONVERSION.  The Series C
     Preferred Stock shall mature one year after issuance (the "Maturity Date") and shall automatically convert into Conversion Shares at the then current Conversion Price on the Maturity Date.

          RESOLVED, FURTHER, that the appropriate
     officers of the Corporation are hereby
     authorized to execute and acknowledge the Certificate of Designations setting forth these resolutions and to cause such certificate to be filed and recorded, all in accordance with the requirements of Section
     151 of the Delaware General Corporation Law.

     IN WITNESS WHEREOF, CADIZ LAND COMPANY, INC., has caused this Certificate to be signed by Keith
Brackpool, its Chief Executive Officer, and attested by Susan K. Chapman, its Secretary, this 10th day of September, 1996.

                    CADIZ LAND COMPANY, INC.

                    By:/s/ Keith Brackpool
                       ___________________
                    Keith Brackpool,
                    Chief Executive Officer

ATTEST:

                    By:/s/ Susan K. Chapman
                        __________________
                         Susan K. Chapman,
                         Secretary